Exhibit 10.31
AMENDMENT NO. 5
TO THE
LEXMARK INTERNATIONAL, INC.
NONEMPLOYEE DIRECTOR STOCK PLAN
(Amended and Restated Effective April 30, 1998)
     This is Amendment No. 5 to the Lexmark International, Inc. Nonemployee Director Stock Plan, as amended and restated, Effective April 30, 1998, and as subsequently amended February 11, 1999, April 29, 1999, July 23, 1999, and April 22, 2004 (the “Plan”).
     WHEREAS, pursuant to Section 13 of the Plan, the Board of Directors of Lexmark International, Inc. (the “Board”) is authorized to amend the Plan from time to time to effect any amendment deemed appropriate; and
     WHEREAS, at its meeting on October 25, 2007, the Board delegated its authority to amend the Plan to each of the Corporation’s Vice President of Human Resources and the Corporation Vice President, General Counsel and Secretary, for purposes of bringing the Plans into compliance with Section 409A of the Internal Revenue Code, as amended (the “Code”);
     WHEREAS, the Corporation’s Vice President of Human Resources believes that it is in the best interests of the Corporation to amend the Plan to comply with Code Section 409A and the Treasury Regulations promulgated thereunder;
     NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, effective as of January 1, 2005, unless another effective date is set forth herein, as follows:
     1. Section 2(f) of the Plan is amended to add a paragraph to the end thereof as follows:
Notwithstanding the foregoing, to the extent that any Section 409A Incentive Award would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a “change in the ownership” of the Company, a “change in the effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.
2. Section 2(m) of the Plan is amended in its entirety as follows:
(m) “Fair Market Value” means, as of any date of determination, the closing price of a share of Common Stock on a national securities exchange on that day, as reported for such day in the Wall Street Journal, or the mean of the last bid and asked prices for a share of Common Stock on such immediately preceding date, as reported on a nationally recognized system of price quotation. In the event that there are no Common Stock transactions reported on such exchange or system on such day, Fair Market Value shall mean the closing price or the mean of the last bid and asked prices, whichever is applicable, on the immediately preceding day on which Common Stock transactions were so reported.
3. Section 2 of the Plan is amended to the following new subsections:
(u) “Grandfathered Award” means any Award that was both granted and vested before January 1, 2005, which would otherwise provide for a “deferral of compensation” within the meaning of Section 1.409A-1(b) of the Treasury Regulations. No amendment or change to the Plan or other change (including an exercise of discretion) with respect to such a Grandfathered Award after October 3, 2004, shall be effective if such change would constitute a “material modification” within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder.
(v) “Section 409A Incentive Award” means any Award, other than a Grandfathered Award, which provides for the “deferral of compensation” within the meaning of Section 1.409A-1(b) of the Treasury Regulations, which is not otherwise exempt from the requirements of Section 409A of the Code.
(w) For purposes of any Section 409A Incentive Award, the terms “ceases to serve,” “terminate,” or “termination of service,” and variations thereof, as used in the Plan or any Award Agreement for a Section 409A Incentive Award, are intended to mean an Eligible Director’s “separation from service” from the Company for purposes of Section 409A of the Code, using the default provisions set forth in Section 1.409A-1(h) of the Treasury Regulations.
4. Section 7(e) of the Plan is amended in its entirety as follows:
(e) Settlement of Deferred Stock Units. On June 30th in the fifth calendar year following the year in which the Award of Deferred Stock Units is made, or at such other time or times as shall be determined by the Board and specified in the Award Agreement, an Eligible Director will be entitled to receive one Share for each Deferred Stock Unit (and related Dividend Equivalents) subject to such Award.
5. Section 7 of the Plan is amended to add a new subsection (f) and (g) as follows:
(f) Deferred Settlement of Deferred Stock Units. With respect to Grandfathered Awards, an Eligible Director may elect to further defer receipt of the Shares issuable with respect to such Deferred Stock Units pursuant to such election procedures as may be specified by the Board.
With respect to any Deferred Stock Units that constitute Section 409A Incentive Awards, an Eligible Director may elect to defer settlement of such Deferred Stock Units beyond the date specified in the paragraph above, or as otherwise specified in the Award Agreement, as applicable, provided the following requirements are satisfied:
     (i) An Eligible Director’s election to defer settlement of the Deferred Stock Units may not take effect until at least 12 months after the date on which the election is made by the Eligible Director;
     (ii) An Eligible Director’s election to defer settlement of the Deferred Stock Units must delay settlement for a period of not less than five (5) years from the original settlement date set forth in Section 10.6, or as otherwise provided in the Award Agreement; and
     (iii) An Eligible Director’s election to defer settlement of the Deferred Stock Units must be made at least 12 months prior to the settlement date set forth in Section 10.6, or as otherwise provided in the Award Agreement.
     The Company may delay settlement of the Deferred Stock Units if it reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable laws provided payment is made at the earliest date on which the Company reasonably anticipates that the making of the payment will not cause such violation.
     The Company also reserves the right to delay settlement of the Deferred Stock Units upon such other events and conditions as the Secretary of the Treasury may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
(g) 2008 Transition Rules. Notwithstanding the provisions of Section 7(f), an Eligible Director may elect a new settlement date with respect to his Deferred Stock Units constituting a Section 409A Incentive Awards in accordance with the transition relief set forth in IRS Notice 2006-79, as extended by IRS Notice 2007-86. To elect a new settlement date, the Eligible Director must complete a new Equity Fee Election to specify the new settlement date on or before December 31, 2008. The new settlement date may not defer a payment that would otherwise be made in 2008 and may not cause a Deferred Stock Unit constituting a Section 409A Incentive Award to be paid in 2008 that would not otherwise be paid in 2008. In addition, the new election may not accelerate the settlement to a date prior to the original settlement date specified in Sections 7(e), or such date as otherwise provided in the Award Agreement.
6. Section 15 of the Plan is amended to add a new subsection (j) as follows:
(j) Code Section 409A Compliance. The Company intends the Plan, as it relates to any Section 409A Incentive Award, and any Section 409A Incentive Award Agreement to comply with Section 409A of the Code and the Treasury Regulations promulgated thereunder, and the Plan and any Award Agreement shall be administered in accordance with such intent.
In all other respects, the Plan is hereby ratified and confirmed.
     IN WITNESS WHEREOF, the Corporation has caused this 5th Amendment of the Plan to be executed by its duly authorized representative, this 19th day of December, 2008.

LEXMARK INTERNATIONAL, INC.
By:	/s/ Jeri L. Isbell
Jeri L. Isbell
Vice President of Human Resources

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